EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-146062 on Form S-3 and Registration Statement Nos. 333-141925, 333-133094, 333-121278, 333-91146, 333-68590, 333-31190, 333-90029, and 333-70455 on Form S-8 of our report dated December 14, 2006, relating to the consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2006, and the related financial statement schedule, of Concur Technologies, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Concur Technologies, Inc. and subsidiaries for the year ended September 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Seattle, WA

November 25, 2008